Exhibit 99.4

Q2-06 Earnings Call

Jane Todd - Introduction

Thank you Melissa.

Good afternoon. I would like to welcome everyone to SMTC’s second quarter earnings call. Joining me today is John Caldwell, SMTC’s President and Chief Executive Officer and Steve Hoffrogge, Senior Vice President Business Development.

Before turning the meeting over to John Caldwell, let me read The Standard Safe Harbour message. This presentation includes statements about expected future events and financial results that are forward-looking in nature and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. The Company cautions that actual performance will be affected by a number of factors, many of which are beyond the Company’s control, and that future events and results may vary substantially from what the Company currently foresees. Discussion of the various factors that may affect future results is contained in the Company’s recent fillings with the Securities and Exchange Commission and SEDAR.

Let me now turn the meeting over to John.

Q2-06 Earnings Call

John Caldwell

Thank you Jane and good afternoon everyone.

Consistent with past practice, we will review with you our second quarter results that we released this afternoon after the close of markets. We will provide some colour on some of the key metrics and share with you our expectations for the balance of the year. At the end of the session, we will open the lines for questions.

SMTC’s second quarter was the fifth consecutive quarter of profitability punctuated by growth in both revenue and earnings on a sequential and year over year basis. These quarterly results met our internal targets as was the case last quarter.

In Q2, revenue was up 7% over last year and 2% over Q1, 2006 based upon strong order bookings from the majority of our customers. In fact, our growth rate would have been higher were it not for parts shortages that resulted in delaying planned production until after quarter end and the effect of one customer product line going end of life which we have discussed in prior earnings calls.

Q2-06 Earnings Call

Net income of $1.3 million was $1.0 million higher than Q2, 2005 and approximately 30% over last quarter. This improvement largely is the result of revenue growth and improved margins.

Our investment in working capital approximated $10.6 million in the quarter due higher revenue, inventory build to satisfy a strong third quarter order book and the effect of parts shortages shifting planned production beyond quarter end. We are not satisfied with our working capital situation and this will be a major management focal point in the months ahead.

In our press release, we reaffirmed our annual guidance that we plan to continue to generate increased revenue and earnings over 2005. As we look to the back half of the year, we expect to produce double digit revenue growth with margins marginally lower than this quarter. Overall net income is also expected to exceed last year’s second half results. We also expect the revenue pattern to be similar to last year in which the third quarter was higher than the fourth due to seasonality in a number of our customers’ businesses.

With these comments, let me now ask Jane Todd to run through the second quarter results in more detail.

Q2-06 Earnings Call

Jane Todd

Thanks John.

We have now achieved five consecutive strong quarters. Once again we met our internal targets, sustained profitability, and we grew revenue both sequentially and year over year.

For the second quarter of 2006, the Company reported revenue of $61.1 million, compared with revenue of $59.9 million for the first quarter of 2006. As planned, Q2 revenue grew 2% over what was a strong Q1 for the Company. Growth in Q2 was supported by increased orders from the majority of our longstanding customers, both existing and new programs, as well as continued ramping of newer customers, somewhat offset by a reduction in the previously announced end of life product line from one customer. Compared with Q2 of last year, the Company grew $4.1 million or 7.2%, from $57.0 million; the fourth consecutive quarter of year over year revenue growth. We saw sequential growth with seven of our top ten customers; and nine out of our top ten customers showed increases on a year over year basis.

Q2-06 Earnings Call

Revenue distribution for the second quarter had movement in the computing and networking segment and the industrial segment. The industrial segment increased from 57% to 67%, while the computing and networking segment decreased from 25% to 15%. The industrial sector growth was due to current and new programs with several customers. The reduction in computing and networking is largely due to one customer, as previously mentioned, where one product is moving toward end of life. The communications segment was unchanged at 18%. Our top ten customers accounted for 86% of the quarter’s total revenue compared with 85% last quarter.

Gross margin was $6.8 million or 11.2%, reflecting a favourable customer and product mix. This compares with a gross margin of $6.1 million or 10.1% last quarter. We still expect, as previously stated, that 9-10% remains a reasonable longer term range.

In the quarter, selling, general and administrative costs were $4.2 million or 6.9% of revenue compared with $3.9 million or 6.5% of revenue last quarter. The increase primarily is due to increased staffing and compensation including variable based compensation. While the SG&A level was as expected, directionally we plan to lower this cost as a percent of sales as the business scales.

Q2-06 Earnings Call

Let me now talk to earnings in which we have delivered five consecutive profitable quarters and increasing operating income each quarter. Net income in Q2 was $1.3 million, or $0.09 per share compared with $1.0 million in the previous quarter, or $0.06 per share. Operating income for the quarter was $2.6 million compared with $2.2 million in the previous quarter. This improvement reflects higher revenue, improved margins partially offset by our investment in SG&A.

For those who prefer to track our results on an EBITDA basis, EBITDA has also improved in each of the past five quarters. For Q2, EBITDA was $3.8 million compared to $3.3 million in Q1. On a percentage basis, Q2 EBITDA was 6.2% of revenue, compared to 5.5% of revenue in Q1, both solid metrics.

The Company used $7.6 million in cash for operations primarily due to an investment in working capital of $10.9 million, offset by net earnings and non-cash expenses aggregating $3.3 million. Financing activities provided $8.6 million in debt net of principal repayments to support working capital requirements and $1 million in capital expenditures for selected capacity expansion and other investments in certain sites. Of the Company’s $40 million revolving credit facility $18.2 million was outstanding at the end of the quarter.

Q2-06 Earnings Call

Net debt at quarter end was $44.7 million, including $700 thousand related to the unamortized value of previously cancelled warrants.

Let me now address our working capital position where we have made a significant investment in the quarter to support increased customer order intake in Q2 and even higher order levels for next quarter. Inventory increased to $46.1 million or 77 days compared to $35.5 million or 60 days in Q4 for three reasons. First, we had a significant backlog at the end of the quarter caused by certain material shortages, one of the highest backlogs we have seen in some time. Second, with the higher customer forecasts for Q3, additional components and finished goods inventory was required. Finally, but to a lesser extent, additional inventory is required to assist our customers transition to lead-free products. When considering inventory days on a prospective basis rather than a historic basis as we have just done, the metrics are much more in line with our norm. While the increase in inventory is understandable, we are not satisfied with the results and will put greater focus on this over the new few months.

Accounts receivable was $38.7 million or 58 days compared to $33.9 million or 52 days for the first quarter of 2006 reflecting the significant ramp in shipments at the end of the quarter.

Q2-06 Earnings Call

Accounts payable was $39.5 million or 66 days compared to $34.1 million or 58 days in the first quarter of 2006. The increase was due to extended terms with certain vendors, back ended receipts and quarter end vendor shipments for Q3 business. This extension of accounts payable partially offset the increase in receivables and inventory.

Finally, let me talk to certain events that happened subsequent to quarter end. On July 21, 2006, the Company was notified of the approval of a US income tax refund of $2.7 plus interest relating primarily to fiscal years 1999 and 2000. It is anticipated that the refund will be received in the third quarter of 2006. Separately, on July 31, 2006, redundant land located in Texas was sold for net proceeds of approximately $1 million. Both transactions are expected to be recorded in the third quarter of 2006 and proceeds of approximately $4 million applied to reduce indebtedness.

To conclude, SMTC has produced sustained profitability and fully intends to continue. We see positive trends in our customers’ markets and in our industry and believe we are well positioned to progress further.

On that note, let me now turn the call over to Steve for his review of business development.

Q2-06 Earnings Call

Steve Hoffrogge

Thank you Jane and good afternoon everyone.

I would like to start with some comments on our base business levels from current customers. As we look at our top 10 customers we are encouraged by the strength of their demand for SMTC’s services as was reflected in the quarter’s growth statistics Jane referenced and as underscored by the health of the backlog that we carried into the third quarter.

As we look at our top tier of customers, we had a number of key achievements during the quarter. We closed on a new, three (3) year contract with one of our long standing customers which set the stage for our continued participation in their outsourcing strategy. We also secured a couple of new programs wins with MEI on product lines which SMTC had not participated in historically and also secured a larger share of wallet on a number of other key product lines. Lastly, our relationship with Harris Broadcasting Communication’s Leitch division achieved a new quarterly high point in shipments as we achieved full program run rates.

Q2-06 Earnings Call

Regarding our progress on new customer acquisition and program ramp ups, I want to provide some additional details on a couple of the new relationships which we have referenced in our last couple of calls.

First, SMTC has signed a multi year contract with Crestron Electronics during the quarter. Crestron Electronics is the world’s leader in providing advanced control and automation systems used in corporate boardrooms, conference facilities, auditoriums and private residences. New product introduction activities commenced in the second quarter and we anticipate the revenue ramp to continue through the third and fourth quarters of this year on the initial programs we have been awarded. The relationship offers a number of avenues for expansion in scale as SMTC delivers operational performance.

Second, we have executed a multi year contract with Transcore, a division of Roper Industries, who provides leading satellite based RFID technology to the global transportation industry. SMTC completed qualification activities in the quarter on a number of Transcore’s next generation product offerings. Additional qualification activities will continue in the third quarter along with initial production ramp up activities.

Progress continues on the remaining two (2) previously mentioned unnamed relationships who participate in the industrial and communications segments.

Q2-06 Earnings Call

We hope to disclose additional details during our next update once we have achieved key production milestones which has been our policy regarding new customer relationships.

Our sales team continues to make progress on advancing opportunities through our sales process. Our current funnel, although never as full as I we would like to see it, represents a healthy mix of opportunities who are looking for medium to larger scale systems integration services as provided by our Boston facility as well as number of programs which look to leverage SMTC’s low cost region manufacturing foot-print.

Potential customer visits to target SMTC manufacturing locations continued at a healthy level during the quarter with a number of opportunities in the industrial and communications segments entering the contract negotiation phase of the OEMs final source selection process. Clear evidence of SMTC’s ability to establish a compelling value equation which focuses on driving competitive advantage for our customers.

In closing, continued progress in securing new customer relationships in the second quarter, a number of promising new relationships in the final negotiation stages, and continued strength from our core customers which has allowed SMTC to capture an increased share of their spend and expand the breath of our service offerings.

Q2-06 Earnings Call

And now back to John for some additional comments.

John Caldwell

Thank you Steve.

Let me summarize:

•	Our second quarter and year to date financial performance met our internal targets and SMTC is on track to producing even better results.

•	Our growth is built on a solid foundation of increasing volume from almost all our customers reflecting the strength of their businesses and their confidence in SMTC.

•	Operationally, we are performing very well in a dynamic environment as we shift our focus from facility underutilization to an era of capacity management and driving greater efficiencies.

Q2-06 Earnings Call

•	Our business development strategy is yielding positive results with clear opportunities for further expansion within our current customer base and through adding new accounts.

•	Our supply chain organization is coping well in a challenging environment with part shortages, uneven customer order patterns and the complexity of the lead-free transition.

•	Our growth is being managed well within our current financing framework.

•	Finally, we are confident our guidance for continuing strong performance through the back half of this year.

We will now open the lines for questions.